Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer
952-294-1300

Famous Dave’s Reports Second Quarter Earnings

of $0.29 per share

MINNEAPOLIS, July 27, 2011 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $41.3 million and $2.4 million, respectively, or $0.29 per diluted share, for the second quarter ended July 3, 2011. This compares to revenue and net income of $40.7 million and $2.5 million, respectively, or $0.29 per diluted share, for the comparable period in 2010.

For the first six months of 2011, the Company had revenue and net income of $78.4 million and $3.6 million, respectively, or $0.43 per diluted share. For the 2010 comparable period, the Company had revenue and net income of $73.3 million and $5.2 million, respectively, or $0.58 per diluted share. Year to date results for 2011 include a non-cash impairment charge taken in the first quarter of approximately $148,000 or $0.01 per diluted share, primarily related to non-recoverable assets for a company-owned restaurant that will be relocated within its existing market in early 2013. Year to date results for 2010 included a $0.15 gain from the acquisition of seven New York and New Jersey franchise restaurants in March 2010.

Same store sales for company-owned restaurants open for 24 months or more decreased 1.2 percent during the quarter, compared to an increase of 0.6 percent for the second quarter of 2010. Comparable sales reflected a negative impact equal to approximately 90 basis points primarily from the year over year shift in the Easter holiday, from first quarter 2010 to second quarter 2011, and a one day shift of the 4th of July holiday from second quarter in 2010 to third quarter in 2011. Comparable sales results also included a weighted average price increase of approximately 2.0 percent. Comparable sales for company-owned restaurants increased 0.9% during the first half of 2011, compared to a decrease of 1.4% for the first half of 2010.

“We were pleased with our operational execution, our guest feedback ratings and our new product innovation during the quarter,” said Christopher O’Donnell, Famous Dave’s president and chief executive. “Despite the impact from the shift in the calendar during the second quarter, we remain encouraged that our year to date comparable sales were positive.” O’Donnell continued, “Our operations team did a good job managing food and labor costs during the quarter, particularly in this environment. Additionally, while our off-premise sales results were encouraging, they weren’t enough to offset the weakness in our dine-in business, which still reflects the general softening of consumer confidence.”

Franchise royalty revenue for the second quarter of 2011 totaled $4.4 million, an increase of 4.0% from the comparable period in 2010. The increase reflects the opening of nine new restaurants since the second quarter of 2010, partially offset by the five franchise restaurants that closed during this timeframe, and a decrease in comparable sales of 1.4%. Franchise royalty revenue for the first half of 2011 totaled $8.4 million, an increase of 2.6% compared to 2010, reflecting the new openings since the second quarter of 2010, partially offset by the loss of royalties for the two months prior to acquisition for the New York/New Jersey restaurants, and a comparable sales decrease of 0.7% for the first half of 2011.

Stock-based and Board of Directors Cash Compensation and Common Share Repurchase

Earnings results for the second quarter of 2011 included approximately $423,000 or $0.03 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $340,000 or $0.03 per diluted share, for the prior year comparable period. The increase is primarily due to an increase in the Company’s stock price over the prior year. Stock-based compensation expense and board of directors’ cash compensation expense for the six months ended July 3, 2011 was approximately $844,000 or $0.07 per diluted share, compared to approximately $696,000 or $0.05 per diluted share for the prior year comparable period.

The company repurchased 13,700 shares of common stock during the fiscal 2011 second quarter at an average price of $9.77 per share, excluding commissions, for a total of approximately $134,000. The company has repurchased approximately 260,000 shares of common stock during the first six months of 2011 at an average price of $10.26 per share, excluding commissions, for a total of $2.7 million. The Company has now repurchased approximately 434,000 shares under its current 1.0 million share authorization at an average price of $10.28 per share, excluding commissions, for a total of approximately $4.5 million.

Marketing and Development

Development and marketing highlights during the quarter included a successful “limited time offer” tied into the “Best in Smoke” television series on Food Network®”. The current limited time offering, “U.S. of Barbeque – Hawaii” highlights the return of a successful promotion from last summer with the addition of Huli Buli Chicken and an adult beverage pairing called a “Tiki Twist”. On August 14th, we will again be featuring “Dave’s Day” which honors our founder, Dave Anderson, and provides a free entrée for those named Dave. Additionally, Dave’s Day will be the beginning of the “Hog Days of Summer” promotion, which will run through mid-September. This promotion offers an opportunity for incremental sales, featuring “Buck-a-Bone” and 50 cent chicken wing specials with the purchase of an entrée.

“Despite the continuation of this challenging environment, we remain encouraged,” O’Donnell said. “We will continue to grow our brand through new restaurant market penetration and through our award-winning food, by creating new products and offering promotions that provide excellent quality and value to our guests.”

Famous Dave’s closed a franchise-operated restaurant in Tallahassee, FL during the second quarter. Subsequent to the end of the quarter, Famous Dave’s opened two new franchise-operated restaurants in Erie, PA and Portland, OR . Famous Dave’s ended the quarter with 181 restaurants, including 52 company-owned restaurants and 129 franchise-operated restaurants, located in 37 states.

Outlook

The company is updating its guidance on restaurant development, and anticipates opening two company-owned restaurants and approximately eight franchise-operated restaurants during fiscal 2011.

Conference Call

The company will host a conference call tomorrow, July 28, 2011, at 10:00 a.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 131 additional units in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JULY 3, 2011 AND JULY 4, 2010

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010

Revenue:

Restaurant sales, net	$36,504	$36,213	$69,245	$64,606
Franchise royalty revenue	4,381	4,214	8,410	8,196
Franchise fee revenue	130	50	170	90
Licensing and other revenue	275	272	555	456

Total revenue	41,290	40,749	78,380	73,348

Costs and expenses:
Food and beverage costs	10,632	10,617	20,285	18,944
Labor and benefits costs	11,124	11,024	21,561	20,273
Operating expenses	9,974	9,616	19,048	17,244
Depreciation and amortization	1,375	1,377	2,750	2,669
General and administrative expenses	4,198	3,914	8,522	7,726
Asset impairment and estimated lease termination and other closing costs	15	2	186	(72)
Pre-opening expenses	45	54	45	81
Gain on acquisition, net of acquisition costs	—	—	—	(2,036)
Net loss on disposal of property	6	8	7	8

Total costs and expenses	37,369	36,612	72,404	64,837

Income from operations	3,921	4,137	5,976	8,511

Other expense:
Interest expense	(281)	(262)	(560)	(562)
Interest income	7	20	13	59
Other expense, net	(8)	(12)	—	(4)

Total other expense	(282)	(254)	(547)	(507)

Income before income taxes	3,639	3,883	5,429	8,004

Income tax expense	(1,238)	(1,347)	(1,846)	(2,761)

Net income	$2,401	$2,536	$3,583	$5,243

Basic net income per common share	$0.30	$0.29	$0.44	$0.59

Diluted net income per common share	$0.29	$0.29	$0.43	$0.58

Weighted average common shares outstanding basic	8,012,000	8,649,000	8,065,000	8,824,000

Weighted average common shares outstanding diluted	8,183,000	8,810,000	8,243,000	8,986,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Food and beverage costs (1)	29.1%	29.3%	29.3%	29.3%
Labor and benefits (1)	30.5%	30.4%	31.1%	31.4%
Operating expenses (1)	27.3%	26.6%	27.5%	26.7%
Depreciation & amortization (restaurant level) (1)	3.4%	3.4%	3.6%	3.7%
Depreciation & amortization (corporate level) (2)	0.3%	0.4%	0.3%	0.4%
General and administrative (2)	10.2%	9.6%	10.9%	10.5%
Asset impairment and estimated lease termination and other closing costs (1)	—	—	0.3%	(0.1)%
Pre-opening expenses and net loss on disposal of equipment (1)	0.1%	0.2%	0.1%	0.1%
Gain on acquisition, net of acquisition costs (1)	—	—	—	(3.2)%

Total costs and expenses (2)	90.5%	89.8%	92.4%	88.4%
Income from operations (2)	9.5%	10.2%	7.6%	11.6%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 3, 2011	January 2, 2011
ASSETS
Cash and cash equivalents	$2,342	$2,654
Other current assets	9,443	8,593
Property, equipment and leasehold improvements, net	60,525	61,550
Other assets	3,270	3,332

Total assets	$75,580	$76,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$14,333	$13,854
Line of credit	10,400	13,000
Other long-term obligations	16,231	16,371
Shareholders’ equity	34,616	32,904

Total liabilities and shareholders’ equity	$75,580	$76,129

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	July 3, 2011	July 4, 2010

Cash flows provided by operating activities	$6,463	$6,386
Cash flows used for investing activities	(1,369)	(8,320)
Cash flows (used for) provided by financing activities	(5,406)	727

Net decrease in cash and cash equivalents	$(312)	$(1,207)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010

Restaurant sales (in thousands):
Company-Owned	$36,504	$36,213	$69,245	$64,606
Franchise-Operated	$94,239	$90,136	$180,813	$175,278

Total number of restaurants:
Company-Owned	52	52	52	52
Franchise-Operated	129	125	129	125

Total	181	177	181	177

Total weighted average weekly net sales (AWS):
Company-Owned	$53,951	$53,471	$51,192	$49,833
Franchise-Operated	$56,410	$56,518	$54,590	$54,401

AWS 2005 and Post 2005:(1)
Company-Owned	$59,106	$60,107	$56,075	$56,712
Franchise-Operated	$58,792	$60,657	$57,207	$58,643

AWS Pre-2005:(1)
Company-Owned	$50,730	$49,650	$48,140	$46,377
Franchise-Operated	$50,021	$49,519	$48,362	$47,423

Operating weeks:
Company-Owned	676	676	1,352	1,289
Franchise-Operated	1,670	1,593	3,311	3,219

Comparable net sales (24 month):
Company-Owned %	(1.2)%	0.6%	0.9%	(1.4)%
Franchise-Operated %	(1.4)%	(0.6)%	(0.7)%	(1.7)%

Total number of comparable restaurants:
Company-Owned	51	42	44	41
Franchise-Operated	107	99	103	96

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.